Exhibit 99.1

IDAHO

POWER

An IDACORP Company

1221 W. Idaho Street

Boise, ID   83702

February 27, 2006

FOR IMMEDIATE RELEASE

Lawrence F. Spencer, Director of Investor Relations

Phone:  (208) 388-2664

lspencer@idahopower.com

Idaho Power Files Stipulation To Settle Pending General Rate Case

            BOISE--Idaho Power, the staff of the Idaho Public Utilities Commission (IPUC), and representatives of various customer groups today filed a proposed stipulation with the IPUC that if approved would settle a general rate case filed by the company in October 2005.

            "Today's filing will bring our rate case to an early conclusion," said Idaho Power Vice President for Regulatory Affairs Ric Gale. "It is an excellent example of the results of cooperation by all parties including our customers and our regulators."

The stipulation calls for an average increase of 3.2 percent to the base rates paid by Idaho Power customers in Idaho. This will generate an $18 million increase in the company's annual electricity revenues.  If approved by the commission, the changes in rates are expected to become effective on June 1, the day the IPUC also adjusts power rates to reflect changes in the annual Power Cost Adjustment (PCA).  The total change in customers' rates for the coming year cannot be calculated until the approved settlement is combined with the PCA.

Idaho Power filed its general rate case in October 2005, requesting the IPUC to approve an annual increase to its Idaho retail base rates of $44 million or 7.8 percent.  Base rates primarily reflect the company's cost of providing electrical service to its customers, including equipment, vehicles and infrastructure.

            The rate case filing was made with six months actual operating expenses and six months projected expenses.  The actual increase in rates was lower than the requested amount due to three factors: 2005 actual numbers were significantly less than those forecast; the overall rate of return agreed to was 8.1 percent compared to the 8.42 percent Idaho Power requested; and net power supply costs were kept at levels currently existing in rates.  As a result of the settlement, Idaho Power's overall rate of return will increase from the 7.85 percent currently authorized.

Following today's filing the IPUC will evaluate the stipulation document and hold a series of public meetings to allow comment on the proposal. Idaho Power is a regulated electric utility and subsidiary of IDACORP, Inc. (NYSE:IDA) that provides electrical service to more than 450,000 customers in southern Idaho and eastern Oregon. Its prices are reviewed and authorized by the public utilities commissions of both states.